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                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Extended Stay America, Inc. on Form S-3 (No. 333-100), on Form S-3 (No. 333-21625), on Form S-3 (No. 333-32345), on Form S-8 (No. 333-10255), on Form
S-8 (No. 333-25639), and on Form S-8 (No. 333-43427) of our report dated February 13, 1998 on our audits of the consolidated financial statements of Extended Stay America, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in this Annual Report on Form 10-K.

                                          Coopers & Lybrand L.L.P.

Spartanburg, South Carolina
February 19, 1998